                     SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC  20549


                                   FORM 8-K


                                CURRENT REPORT





    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        Date of Report:  March 9, 1995









                                  AT&T Corp.



A New York                   Commission File                I.R.S. Employer
Corporation                    No. 1-1105                   No. 13-4924710






            32 Avenue of the Americas, New York, New York 10013-2412

                        Telephone Number (212) 387-5400

       2                                  Form 8-K March 9, 1995
Item 5. Other Events.

AT&T Corp. is filing herewith audited consolidated financial statements for the year ended December 31, 1994.

FINANCIAL SECTION

THE MERGER OF AT&T AND MCCAW IS THE BEST AND QUICKEST WAY FOR THE TWO COMPANIES TO TAKE ADVANTAGE OF DEVELOPING OPPORTUNITIES IN A DYNAMIC INDUSTRY.

A DISCUSSION AND ANALYSIS OF OUR RESULTS AND OPERATIONS

The merger was the most important event of 1994 for us. Shareowners now own a stronger AT&T with even better prospects for growth in revenues and earnings. Our customers will choose from a wider array of services.
     Though completed, the merger remains subject to legal reviews. In addition, under the terms of a proposed antitrust consent decree between AT&T and McCaw and the United States, the operations of AT&T and McCaw are subject to several conditions, including keeping McCaw as a separate business with its own officers and employees. After McCaw provides equal access connections to other long distance carriers, McCaw may use the AT&T brand on McCaw's cellular services, and AT&T may jointly market AT&T's long distance and McCaw's cellular services, and provide customers with a single bill for both. For the most part, these restrictions merely confirm commitments we made when we announced our merger plans and they do nothing to alter the fundamental logic or economics of the merger.
     Operating now as the wireless unit of AT&T, McCaw is the leading U.S. provider of wireless communications services, which include cellular, messaging, data transmission and air-to-ground services. McCaw has cellular operations in more than 100 cities. In most markets McCaw offers its services under the brand name Cellular One#. McCaw also operates the sixth largest U.S. messaging service, serving more than 700,000 customers, and a digital air-to-ground telephone service for commercial airlines and corporate aircraft.

AT&T's STRONG FINANCIAL PERFORMANCE

Accelerating revenue growth in products and services, aided by effective cost and expense controls, boosted earnings to another record in 1994. The climate for growth improved this past year because of better economic conditions, and changes in technology and world trade that spurred demand for network services as well as new networks. We look forward to continued growth in revenues and earnings in 1995.
     Our financial performance was also strong in 1992 and 1993. Our performance met growth targets despite the less favorable business and economic environment. In 1993 we also had to adopt new accounting methods. Because new rules apply to all U.S. companies, we changed

# Registered trademark

       3                                  Form 8-K March 9, 1995

our accounting for retiree benefits, postemployment benefits and income taxes. The net $9.6 billion after-tax charge to bring our financial statements in line with the new accounting methods caused us to report a net loss for that year. But those accounting changes do not affect cash flows; they only change the expenses we report.
     In our accounting for retiree benefits, we estimate and book expenses during the years employees are working and accumulating future benefits. When we used the former "pay-as-you-go" accounting, we simply booked our contributions to trust funds for life insurance benefits and the actual claims for benefits such as health care and telephone concessions as they occurred.
     Our accounting for postemployment benefits, including payments for separations and disabilities, is very similar to the accounting for retiree benefits. We book expenses for future separations during the years employees are working and accumulating service with the company and for disability benefits when the disabilities occur. In the former accounting method, we booked expenses for separations when we approved them and for disabilities when we made payments. Compared with 1992, this change increased our costs and expenses by $301 million in 1993, which reduced earnings $171 million, or $0.11 per share.
     Our accounting for income taxes uses the enacted tax rates to compute both deferred and current income taxes. Using our former method, we held deferred tax assets and liabilities at their original values even when Congress changed the tax rates.

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                         REVENUE GROWTH
          As a Percentage Increase in Total Revenues
                         Over Prior Year




     10%
                               8.3
      8                         RR
                                RR
      6                         RR
                     4.1        RR
      4    3.4        RR        RR
            RR        RR        RR
      2     RR        RR        RR
            RR        RR        RR
      0     RR        RR        RR
           1992      1993      1994
     ------------------------------------------------
In 1994 we achieved revenue growth that matches the 8-10% annual growth of the global information industry as a whole.

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REPORTING ON THE MERGER

To complete the merger, McCaw's owners exchanged their McCaw stock for
197.5 million shares of newly issued AT&T stock. At the market closing price for AT&T stock on September 19, the official day of the merger, that exchange was worth about $11.5 billion.

       4                                  Form 8-K March 9, 1995

     We accounted for the merger as a pooling of interests. That means we combined the financial statements for the two companies. We did, however, take out the business between the companies just as we remove dealings between other AT&T units. Now all our financial information shows combined amounts as if we had always been one company.
**********************************************************************

AN OVERVIEW OF OUR BUSINESS OPERATIONS
Our main business is meeting the communications and computing needs of our customers by using networks to move and manage information. We divide the revenues and costs of this business into three categories on our income statement: telecommunications services, products and systems, and rentals and other services. AT&T Capital Corporation (AT&T Capital) and AT&T Universal Card Services Corp. (Universal Card) are partners with our communications and computing business units as well as innovators in the financial services industry. We include their revenues and costs in a separate category on our income statement: financial services and leasing.
     Competition in communications and computing is global and increasingly involves multinational firms and partners from different nations. To increase our global presence, we are hiring, building facilities and investing outside the U.S. We believe these commitments of resources are necessary to be successful in these markets. However, the economies of Europe and Japan were very weak in 1992 and 1993, and we restructured some operations in those areas.
For these reasons we reported operating losses, in total, for the past three years in our units outside the U.S. Nevertheless, we continue to believe that these operations and markets provide excellent opportunities for future growth in revenues and earnings.
     All our business units face stiff competition. Prices and technology are under continual pressure. Such market conditions make the ongoing need for cost controls even more urgent. Managers must continuously assess their resource needs and consider further steps to reduce costs, which could include consolidating facilities, disposing of assets, reducing workforce or withdrawing from markets.
     In 1993 one of our business units, AT&T Global Information Solutions Company, offered an early retirement program and a voluntary separation program to its U.S.-based employees. About 2,200 employees accepted the early retirement offer, and the total workforce at the unit has declined by more than 10% since year-end 1993. We also provided reserves in 1993 to restructure and centralize support services for telecommunications services and for other restructuring activities. In total we provided $498 million before taxes in 1993 for restructuring activities.
     At year-end 1994 reserves for all restructuring activities amounted to about $900 million, most of which relates to net lease payments to be made over the life of the related leases. We believe the balance of reserves is adequate for the completion of planned activities to improve efficiency as part of our commitment to meet intense competition.
     Like other manufacturers, we use, dispose of and clean up substances that are regulated under environmental protection laws. We also have been named a potentially responsible party (PRP) at a number of Superfund sites. At most of these sites, our share is very limited and there are other PRPs who can be expected to contribute to the cleanup costs. We review potential cleanup costs and costs of compliance with environmental laws and regulations regularly. Using

       5                                  Form 8-K March 9, 1995

engineering estimates of total cleanup costs, we estimate our potential liability for all currently and previously owned properties where some cleanup may be required, including each Superfund site where we are named a PRP. We provide reserves for these potential costs and regularly review the adequacy of our reserves. In addition, we forecast our expenses and capital expenditures for existing and planned compliance programs as part of our regular corporate planning process. Despite these procedures, it is very difficult to estimate the future impact of actions regarding environmental matters, including potential liabilities. However, we believe that cleanup costs and costs related to environmental proceedings and ongoing compliance with present laws will not have a material effect on our future expenditures, annual consolidated financial statements or competitive position beyond that provided for at year-end.
     Many of our employees are represented by unions. In 1995 we will negotiate new labor agreements because the 1992 contracts are due to expire on May 27.

       6                                                 Form 8-K March 9, 1995


ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA

(UNAUDITED)
AT&T Corp. and Subsidiaries

Dollars in millions (except per share amounts)

                              1994     1993*    1992     1991*    1990     1989     1988*    1987     1986*    1985     1984
- - ------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS

Total revenues             $75,094  $69,351  $66,647  $64,455  $63,228  $61,604  $62,067  $60,726  $61,975  $63,159  $60,326
Research and
  development expenses       3,110    3,111    2,924    3,114    2,935    3,098    2,988    2,810    2,599    2,527    2,477
Operating income (loss)      8,030    6,568    6,628    1,570    5,622    4,931   (2,381)   4,164      978    3,562    2,825
Income (loss) before extraordinary
  item and cumulative effects
  of accounting changes      4,710    3,702    3,442      171    3,475    2,820   (1,527)   2,374      609    1,856    1,712
Net income (loss)            4,710   (5,906)   3,442      171    3,666    2,820   (1,527)   2,374      434    1,856    1,712
Earnings (loss) per
  common share before extraordinary
  item and cumulative effects
  of accounting changes       3.01     2.39     2.27     0.12     2.38     1.95    (1.06)    1.61     0.36     1.21     1.14
Earnings (loss) per
  common share                3.01    (3.82)    2.27     0.12     2.51     1.95    (1.06)    1.61     0.24     1.21     1.14
Dividends declared per
  common share                1.32     1.32     1.32     1.32     1.32     1.20     1.20     1.20     1.20     1.20     1.20
- - ------------------------------------------------------------------------------------------------------------------------------
ASSETS AND CAPITAL

Property, plant and
  equipment - net          $22,035  $21,015  $20,798  $19,887  $19,536  $17,653  $16,886  $22,159  $22,247  $23,182  $22,180
Total assets                79,262   69,393   66,104   62,071   57,036   45,228   41,945   45,583   44,305   44,824   43,461
Long-term debt including
  capital leases            11,358   11,802   14,166   13,682   14,579   10,116   10,172    9,060    8,234    8,104    8,963
Common shareowners'
  equity                    17,921   13,374   20,313   17,973   17,928   15,727   13,694   16,913   15,849   16,945   15,852
Net capital expenditures     4,853    4,296    4,328    4,376    4,369    4,162    4,528    3,936    3,977    4,303    3,685
- - ------------------------------------------------------------------------------------------------------------------------------


       7                                                 Form 8-K March 9, 1995


ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA (Cont'd)

(UNAUDITED)

AT&T Corp. and Subsidiaries

Dollars in millions (except per share amounts)

                              1994     1993*    1992     1991*    1990     1989     1988*    1987     1986*    1985     1984
- - ------------------------------------------------------------------------------------------------------------------------------
OTHER INFORMATION

Operating income (loss)
  as a percentage of
  revenues                     10.7%    9.5%    10.0%     2.4%     8.9%      8.0%   (3.8)%    6.9%     1.6%     5.6%     4.7%
Net income (loss) as a
  percentage of revenues        6.3%   (8.5)%    5.2%     0.3%     5.8%      4.6%   (2.5)%    3.9%     0.7%     2.9%     2.8%
Return on average common
  equity                       29.5%  (47.1)%   17.6%     0.9%    21.2%     19.1%   (8.9)%   14.3%     2.0%    10.6%    10.4%
Data at year-end:
Stock price per share        $50.25  $52.50   $51.00  $39.125  $30.125    $45.50  $28.75   $27.00   $25.00   $25.00   $19.50
Book value per common
  share                      $11.42  $ 8.65   $13.31   $12.05   $12.33    $10.92  $ 9.57   $11.87   $11.04   $11.73   $11.19
Debt ratio                     58.3%   64.4%    53.1%    54.8%    53.5%     45.0%   45.8%    38.4%    39.6%    39.9%    42.0%
Debt ratio excluding
  financial services           34.1%   49.1%    40.8%    46.0%    47.6%     39.3%   42.2%    35.2%    37.6%    38.4%    41.7%
Employees                   304,500 317,700  319,000  322,300  333,400   343,000 367,400  366,200  379,900  400,400  427,800
- - ------------------------------------------------------------------------------------------------------------------------------

* 1993 data reflect a $9.6 billion net charge for three accounting changes.
  1991 data reflect $4.5 billion of business restructuring and other charges.
  1988 data reflect a $6.7 billion charge due to accelerated digitization of the long distance network.
  1986 data reflect $3.2 billion of charges for business restructuring, an accounting change and other items.

       8                                  Form 8-K March 9, 1995

TELECOMMUNICATIONS SERVICES

These revenues, which include wireless services revenues, grew 4.3% in 1994 and 1.6% in 1993. Volume growth, caused by market share gains among residential customers, strong demand from business customers, new cellular customers and the improved economy, fueled the faster growth in 1994.
     Wireless services revenues, including cellular, messaging and air-to-ground services revenues, grew to $2,280 million in 1994 from $1,760 million in 1993 and $1,387 million in 1992, primarily because of the added traffic coming from new customers. Cellular customers served by companies in which AT&T has or shares a controlling interest increased to 4.0 million at year-end 1994, from 3.0 million at the end of 1993 and 2.2 million at the end of 1992.
     Billed minutes for switched long distance services rose more than 7.5% in 1994 compared with 5.5% in 1993. Volume growth exceeds revenue growth because many customers are selecting higher-value, lower-priced services made possible by our increasing efficiency. Although we raised prices on basic services over the past two years, the shift in the mix of services that customers selected reduced average per-minute revenues in 1994 and 1993.
     AT&T True USA@ Savings and AT&T True Rewards@ offer savings and other benefits to residential customers based on their calling volumes. We also rolled out AT&T TrueVoice# service, a patented technology to improve the sound quality on calls placed within the continental U.S. and Canada. Other offers and calling plans now share this theme of offering customers true value. These efforts helped us retain and win back residential customers in 1994, allowing us to recapture some market share for the first time since the breakup of the Bell System in 1984.
     We expect continuing strong volume growth in 1995, leading to further growth in telecommunications services revenues. Several of our initiatives will enhance future network capabilities for communications and computing. For example, since late 1994, Network Notes@ has enabled customers to access applications and information hosted in the AT&T network that are compatible with the popular Notes groupware software from Lotus Development Corp. Beginning in 1995, Netware Connect@ services, based on popular networking software from Novell, Inc., will enable users to link computers or use computer-based services through the AT&T network. Through our relationship with Xerox Corp., users will be able to store and transmit high-quality production documents through our network. Our WorldWorx@ service, developed in cooperation with several major equipment vendors, will permit interactive, multipoint video and data calls. Customers using our PersonaLink@ service may program "intelligent agents" to sort through, retrieve and monitor desired information on networks.
     Total cost of telecommunications services declined both years despite higher volumes, in part because of reduced prices for connecting customers through local networks. In addition, we improved

@ Service mark
# Registered trademark

       9                                  Form 8-K March 9, 1995

our efficiency in network operations, engineering and operator services.  With lower costs and higher revenues, the gross margin percentage rose to 41.8% in 1994 from 39.0% in 1993 and 37.2% in 1992.
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SPOTLIGHT ON SOME TRENDS IN TELECOMMUNICATIONS SERVICES

COMPETITION IS CHANGING.

As we look ahead, along with growing opportunities, we see more direct competition for AT&T coming from local telephone, long distance, cable television, wireless and other companies that offer network services. AT&T, as a supplier of networking systems, services and products, will be a supplier as well as a customer and competitor of these firms. There may also be other entrants from the communications and information services industries, such as providers of information systems, who will offer basic or integrated services.
     Customers and competitors--present and future--are making acquisitions, merging, and forming joint ventures and alliances to expand their geographic reach, enter new markets and gain scale. Some of the largest cable TV companies, such as Tele-Communications Inc.
(TCI) and Time Warner Inc., are clustering cable systems. Cables have more capacity than current phone lines, suiting them for multimedia use. Bell Atlantic Corporation, Nynex Corporation, U S West, Inc. and Airtouch Communications Corp. formed an alliance of their cellular operations to gain a national presence and bid against AT&T and others for radio licenses to provide personal communications services. These licenses are being auctioned by the Federal Communications Commission to get as many as seven wireless competitors in each territory.
Sprint Corporation (Sprint), which already competes in local phone service, long distance and cellular markets, is forming a joint venture with cable companies TCI, Comcast Corp. and Cox Enterprises Inc. to expand its presence in both local and wireless markets.
     Several bills were introduced in Congress last year which would have accelerated competition for local access and phone services and permitted the Regional Bell Operating Companies (RBOCs) to offer long distance services under certain conditions. Although none of these bills was enacted, several key members of Congress have introduced or announced plans to introduce new bills during 1995 that would permit competition in local services and set conditions under which the RBOCs would be permitted to offer long distance services and manufacture equipment. Some of the RBOCs are also seeking this same kind of permission through the courts. They requested relief from the decree that broke up the Bell System-- the Modification of Final Judgment of 1982--including provisions that bar the RBOCs from offering long distance services and manufacturing equipment. We believe the RBOCs must face real competition for their local business before getting the permission they seek. Absent local competition they could use their bottleneck control over connections to customers to disadvantage competitors.
     It is not possible to predict the timing, course and circumstances of changes that may come from technology, new alliances, regulation and legislation. We set a high priority on anticipating

       10                                  Form 8-K March 9, 1995

these changes and positioning AT&T for future success.   However,
depending on their exact nature and timing, such changes could affect our future revenues and earnings adversely.

COMPETITION WILL BE GLOBAL, AS LEGAL MONOPOLIES DISAPPEAR IN OTHER
COUNTRIES.

Mexico will open to competition beginning in late 1996. We are working with Grupo Alfa to plan a joint venture to compete there. Other U.S. companies--including MCI Communications Corp. (MCI), Sprint and GTE Corporation--have or plan alliances with Mexican companies to compete in telecommunications services.
     The European Union is scheduled to be open fully to competition beginning in 1998, but some changes are coming sooner. At year-end 1994 we were granted a license to provide switched voice and data services and private lines within the United Kingdom (U.K.) and to resell services between the U.K. and other countries. To better serve multinational businesses in Europe, we plan a joint venture with the Unisource consortium founded by PTT Telecom Netherlands, Swiss Telecom PTT and Telia of Sweden. Telefonica de Espana will also become a member. The new joint venture would then replace Unisource as the European partner in the AT&T-sponsored WorldPartners seamless global services alliance begun in 1993. British Telecommunications plc (BT) took a 20% stake in MCI in 1994, and they jointly formed a venture to compete in this same market sector.
     Germany's Deutsche Telekom AG and France Telecom each seek approval to buy a 10% stake in Sprint, securing entry to the U.S. market similar to that of BT. We oppose their plans because the French and German telecommunications services markets remain fundamentally closed.
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PRODUCTS AND SYSTEMS

Expansion abroad and into new customer segments, improved global economic conditions and major contract wins raised sales by 18.1% in 1994 and 8.1% in 1993 despite stiff price competition. Sales outside the U.S. grew at a faster rate than U.S. sales and were responsible for more than half the growth both years. We expect sales under major contracts and the continuing economic recovery outside the U.S. in 1995 to pave the way for further growth in revenues.

A pie chart appears containing the following information:

1994 SOURCES OF REVENUES
As Percentages of Total Revenues
10%       INTERNATIONAL REVENUES
          From operations located in other countries
15%       INTERNATIONAL REVENUES
          From U.S. operations (international telecommunications
          services, and exports)
75%       U.S. REVENUES

Markets and competition in the information industry are increasingly global in scope. Some of the fastest growing markets are outside the U.S.
       11                                  Form 8-K March 9, 1995

     Revenues from sales of telecommunications network products and systems grew 17.3% in 1994 and 8.5% in 1993. The 1994 increase reflected higher sales across the product line, particularly in switching and transmission systems and wireless products. About $243 million of switching revenues in 1994 came from consolidating A.G. Communication Systems Corporation because AT&T raised its ownership to 80%. The 1993 increase came chiefly from higher sales of wireless products, switching equipment and operations systems. For the last two years, sales grew both inside and outside the U.S.

PRODUCTS AND SYSTEMS
Dollars in millions                 1994        1993        1992
Revenues
Telecommunications network
   products and systems          $ 9,785     $ 8,345     $ 7,691
Computer products and systems      4,208       3,470       3,358
Communications products
   and systems                     4,494       3,692       3,279
Microelectronics products,
   special-design products for
   U.S. government, and other*     2,674       2,418       2,251
Products and systems             $21,161     $17,925     $16,579
Gross margin percentage             37.3%       38.8%       39.8%

* "Other" is composed principally of media, predominantly for use with automated teller machines and point-of-sale equipment, and business forms.

     AT&T was selected for several large projects for network products and systems over the past two years that we believe will lead to many sales opportunities in the years ahead. Pacific Bell and Bell Atlantic Corporation chose AT&T as the major equipment supplier and system integrator for planned multimedia networks. These two projects alone could generate up to $10 billion in revenues for AT&T over the next seven years. AT&T was also awarded major contracts by other U.S. telephone and cable companies, including Southern New England Telephone Corp. and Time Warner, Inc. Outside the U.S., AT&T won a $4 billion contract with Saudi Arabia and signed a long-term system support agreement, worth about $500 million over five years, with China's Guangdong province government agencies.
     Revenues from sales of computer products and systems grew 21.3% in 1994 and 3.3% in 1993. The growth came mainly from higher U.S. sales of workstations, automated teller machines, and mid-range and high-end systems for enterprise-wide computing. Price competition for this product line is very fierce, particularly for personal computers, so revenue growth has lagged behind the gains in volumes. We changed the end of the fiscal year for certain operations located outside the U.S. to December from November in 1994 to report essentially all of our operations on a calendar year. This added $223 million in revenues and a marginal loss in income in 1994. About $113 million of these revenues were from sales of computer products and systems.
     Revenues from sales of communications products and systems rose 21.7% in 1994 and 12.6% in 1993. More than half this growth in both years came from higher sales of business communications products and systems. We also had higher sales of consumer communications products

       12                                 Form 8-K March 9, 1995

- - --particularly cellular phones--submarine cables and data communications equipment. AT&T Submarine Systems, Inc. and a partner were awarded a $1.2 billion contract to supply and construct the 17,000-mile Fiber Optic Link Around the Globe (FLAG) cable system. This system is scheduled to be completed during 1997. We will manage the entire marine installation and also supply network management equipment.
     In total, revenues from sales of microelectronics products, special-design products for the federal government, and other products and systems grew 10.6% in 1994 and 7.4% in 1993. Growth in both years came mainly from higher sales of microelectronics components and power systems to equipment manufacturers outside the U.S. Sales of media and business forms rose slightly in 1994, but were steady in 1993. Because of reduced defense spending by the U.S. government, sales of special-design products, such as secure phones, declined both years.
  We sold several smaller operating units in 1994 and arranged to sell NCR Microelectronics and are negotiating to sell a copper cable unit in early 1995. These sales will reduce our revenues, as well as our costs and expenses, by about $1 billion a year. Most of the revenues related to product sales, about half in the microelectronics products category.
     The increase in cost of products and systems is mainly associated with the higher sales volumes both years. The declining gross margin percentage reflects pricing pressures and a changing product sales mix.

RENTALS AND OTHER SERVICES

These revenues grew the last three years. The growth in 1994 came mainly from communications equipment maintenance contracts and professional services for computer products and systems. In 1993 we saw higher revenues from newer telecommunications services, such as network management and satellite services, which individually generate small revenue streams. In both years these increases more than offset the continuing, expected decline in communications equipment rentals.


RENTALS AND OTHER SERVICES
Dollars in millions                 1994        1993        1992
Revenues
Computer products and systems     $2,818      $2,641      $2,742
Communications products and
   systems rentals                   955       1,174       1,409
Communications products and
   systems services                1,680       1,457       1,375

Other*                             1,938       2,027       1,680
Rentals and other services        $7,391      $7,299      $7,206
Gross margin percentage             50.9%       51.2%       53.3%

* "Other" is composed principally of global messaging and electronic mail services, telemarketing services, information technology services and facility rentals.

       13                                 Form 8-K March 9, 1995

     The shift in revenue mix from rentals to lower-margin services reduced the gross margin percentage. Also, provisions for business restructuring added $90 million to cost of rentals and other services in 1993.

FINANCIAL SERVICES AND LEASING

These revenues rose 24.5% in 1994 and 32.2% in 1993. Both Universal Card and AT&T Capital contributed to the growth by profitably expanding their portfolios of earning assets. We expect continuing growth in these revenues, earnings and assets in 1995.

FINANCIAL SERVICES AND LEASING
In millions                       1994        1993        1992
Revenues
 AT&T Capital                  $ 1,384     $ 1,360     $ 1,266
 Universal Card                  1,782       1,228         831
 Eliminations, adjustments
   and other*                      (49)        (84)       (203)
Financial services and leasing $ 3,117     $ 2,504     $ 1,894
Gross margin percentage           31.0%       31.7%       30.8%
Universal Card Information:
Finance receivables            $12,380     $ 9,154     $ 6,606
Accounts                          15.1        11.7        10.3

* "Other" is composed principally of revenues from certain lease finance assets AT&T retained when AT&T Capital was reorganized.

     Universal Card rose to fourth in its industry in 1994 measured by cardmember receivables. During the year it began its Something Extra@ program, which offers customers rewards for outstanding balances as well as new purchases. Other promotions have convinced customers to transfer balances from the credit card accounts held with competitors. These programs and our highly regarded customer service contributed to the 35.2% increase in outstanding cardholder receivables in 1994 and 38.6% increase in 1993. We set reserves for losses based on experience and the future outlook for the economy.
     AT&T Capital completed an initial public offering of its common stock in August 1993, emerging as the largest publicly owned equipment leasing and financing company in the U.S. AT&T still owns about 86% of the stock, so AT&T Capital is still fully consolidated in our financial statements. AT&T Capital limits its exposure to credit risks by diversifying its business across customers, geographic locations and lease maturities. It determines its allowance for credit losses by analyzing previous experience on losses, current delinquencies, and present and future economic conditions. We unconditionally guaranteed all of AT&T Capital's debt outstanding at the end of March 1993. Since then, all AT&T Capital debt has been issued using its own credit. This change makes AT&T Capital financially independent and permits us to focus on the financing needs of our main business.


@ Service mark
       14                                 Form 8-K March 9, 1995

     The growth in cost of financial services and leasing over the last two years is associated mostly with the growth in financing activity. The improved gross margin percentage in 1993 mainly reflects the maturation of the credit card receivables portfolio. Lower interest rates in 1993 also contributed to the margin improvement that year, but rising interest rates in 1994 narrowed our margins.
     By 1995 we must change our accounting on loans to customers. Under new rules we must compute the present value of principal and interest payments for troubled loans that may not be fully repaid. Our current methods do not require present value calculations, but we do not expect this change to affect our costs materially.

OPERATING EXPENSES

Selling, general and administrative expenses increased 8.9% in 1994 and 8.0% in 1993, largely because of spending for advertising and promotions, and for sales and sales support activities. We focused particularly on retaining and winning back residential customers of telecommunications services and acquiring new cellular customers. We expect marketing expenses will continue to grow because of competitive conditions. The 1993 total also includes $373 million in provisions for business restructuring activities, and the 1994 total includes $246 million of expenses related to the merger of AT&T and McCaw.
     Research and development expenses were level in 1994 but increased 6.4% in 1993. The higher spending of the last two years was mainly for work on cellular technology, advanced communications services and devices, and projects aimed at international growth.

OTHER INCOME STATEMENT ITEMS

Other income--net depends mostly on our cash balance, investments and joint ventures, and sales of assets. We also deducted dividends on preferred stock of a subsidiary in other income before we redeemed this stock in mid-1994. Interest income declined over the past two years, and in 1993 we saw a decline in income related to investments and joint ventures. Material pretax gains and losses also affected other income--net:

o In 1994 there were no material transactions. Asset sales and various other immaterial gains more than offset losses from the shutdown of EO Inc. and the uninsured portion of a lost telecommunications satellite.
o In 1993 we had a $217 million gain when we exchanged our remaining 77% interest in UNIX System Laboratories, Inc. for stock in Novell, Inc.
o Because of declines in its market value, we wrote down our investment in Compagnie Industriali Riunite S.p.A. by $68 million in 1992. We sold our remaining interest in that investment in 1993 for a slight gain.



       15                                 Form 8-K March 9, 1995

     Interest expense declined over the past two years because of benefits from refinancing long-term debt at favorable rates. Reduced requirements for contingent liabilities also contributed about half the decline in 1993.
     The provisions for income taxes increased the past two years mainly because of higher "book income," that is, the income before income taxes and cumulative effects of accounting changes. The effective tax rate declined to 37.3% in 1994, from 38.3% in 1993 and 39.0% in 1992, due to credits for foreign tax payments and the effect on deferred taxes from redeeming preferred stock. These benefits were somewhat offset by the nondeductibility of some merger-related expenses.
     Congress increased the federal statutory tax rate to 35% in August 1993 and made the change retroactive to January 1, 1993. We recognized a $23 million benefit from adjusting our net deferred tax assets for the new rate. However, this benefit was more than offset by the increase in income taxes due to the new rate.

TOTAL ASSETS, WORKING CAPITAL AND LIQUIDITY

We raised our cash balance in 1994 so we could act quickly on new opportunities outside the U.S. and because of some pending reinvestments in projects. However, we continue to target a cash balance of about $800 million. The higher cash balance as well as higher inventories and receivables, which are primarily associated with the growth in revenues, boosted net working capital to $6.7 billion at the end of 1994 from $4.3 billion at the end of 1993.
     We turned over our inventory 3.4 times in 1994, the same turnover rate as 1993. Accounts receivable for our communications and computing business were outstanding an average of 56.4 days in 1994, about the same as in 1993.
     Net property,plant and equipment and net licensing costs rose because of normal purchasing activity.
     A 52%-owned subsidiary of McCaw, LIN Broadcasting Corporation
(LIN), exchanged its investment in the A Block Philadelphia cellular system for all the outstanding redeemable preferred stock of one of its subsidiaries. In addition, AT&T sold its remaining 20% interest in Italtel S.p.A back to STET S.p.A., the Italian government's telecommunications holding company. These transactions led to a decline in investments during the year.
     We also changed the way we report and account for investments in equity securities that have readily determinable fair values and in all debt securities. Starting in 1994 we account for the fair values of these securities rather than our original investment. This change did not affect our earnings or financial position materially.
     The fair value of our pension plan assets is greater than our projected pension obligations. We record pension income when our expected return on plan assets plus amortization of the transition asset (created by our 1986 adoption of the current standard for pension accounting) is greater than the interest cost on our projected benefit obligation plus service cost for the year. Consequently, we had pension income that added to our prepaid pension costs in 1994.

       16                                 Form 8-K March 9, 1995

     The increase in other assets mainly reflects the advanced purchase of rewards, such as frequent flyer miles and merchandise certificates to be given to consumers who earn sufficient points to claim them under our calling plans. At the same time, we accrued a liability for the unredeemed points earned under our calling plans, which led to higher other current liabilities.
     Higher accounts payable and payroll and benefit-related liabilities are mainly due to increases in the associated expenses and benefit costs.
     We issued more debt in 1994, mainly short-term financing, for financial services and for higher inventories and receivables.
     Contributions to trusts for retiree benefits led to the decline in related liabilities. We redeemed all of LIN's outstanding preferred stock, which increased additional paid-in capital and minority interests.
     Operating cash flows increased in 1994 mainly because of higher income. The decline in 1993 was mainly due to working capital requirements such as inventories and accounts receivable. For the three years operating cash flows covered our additions to property, plant and equipment and dividend payments. We expect operating cash flows to continue covering usual capital expenditures and dividends in 1995. However, as discussed in the next section, we may have broader capital requirements in 1995 which may require additional external financing.

INVESTING ACTIVITIES

Most of our capital expenditures support telecommunications network services, providing for growth in traffic, modernization and enhanced reliability. Other capital additions include the equipment and facilities used in leasing operations, manufacturing, and research and development. We expect our net capital expenditures to continue rising in 1995.
     We plan substantial investments to expand and enhance our
cellular network in 1995. We are also bidding on broad-band personal communication service (PCS) radio licenses to provide wireless telephone service in 30 of 51 major trading areas in the U.S. The Federal Communications Commission (FCC) auction began on December 5, 1994. It is not possible to predict the outcome of the auction or the amounts successful bidders will be required to pay in order to win licenses as about 30 companies have made deposits and are eligible for bidding. In the event AT&T is successful in obtaining one or more licenses, substantial expenditures could be required for the licenses and for constructing associated systems.
     Under an agreement between McCaw and LIN, a process, using third-party appraisers, began on January 1, 1995 to determine the private market value per share of LIN. The private market value is the price per share, including control premium, that an unrelated third party would pay if it were to acquire all the outstanding shares of LIN, including the shares held by McCaw, in an arm's-length transaction and assuming LIN was being sold in a manner designed to attract all possible participants and to maximize shareholder value. After the price is determined, McCaw will have 45 days to decide whether to
       17                                 Form 8-K March 9, 1995

proceed with the acquisition of all the public shares at that price, subject to the approval of the LIN public shareholders. AT&T and McCaw have not made any decision as to whether McCaw should proceed with an acquisition of the LIN public shares. If the private market price is set at a level that AT&T and McCaw believe is reasonable, AT&T and McCaw expect that McCaw would seek to proceed with an acquisition. Any such acquisition would involve a substantial capital expenditure. If the private market price is set at a level that AT&T and McCaw believe is not reasonable, AT&T and McCaw expect that McCaw would not proceed with an acquisition. If McCaw does not proceed with an acquisition, the agreement provides that McCaw will put LIN in its entirety up for sale under the direction of the LIN independent directors.
     In 1994 we agreed to acquire Alascom, one of Alaska's long distance companies, for $290 million. This agreement is subject to approval by the Alaska Public Utilities Commission and the FCC.
     We also plan substantial expenditures to increase our presence outside the U.S. in 1995. For example, we signed a memorandum of understanding in 1994 with Grupo Alfa, a leading Mexican company, to explore the feasibility of a joint venture to compete in telecommunications services in Mexico when the market is opened to competition beginning in late 1996. The capital requirements of such a joint venture are not currently known, but we estimate that as much as $1 billion of capital might be required over a 4- to 6-year period. Our share of the joint venture would be 49%. We also signed an agreement in principle with Unisource, a consortium of European telecommunications companies, to form a joint venture to compete in Europe, meeting the communications needs of multinational business customers. Our ownership of the venture would be 40%. At the formation, the venture would have $200 million of assets, but these assets and our investment would be likely to grow.
     We also signed a broad set of business agreements in 1994 with the People's Republic of China to provide technologies, products and services to modernize its telecommunications infrastructure. Those agreements call for us to invest more than $150 million over two years.
     Our investments in finance receivables, particularly credit card receivables, are required to support further growth in revenues and earnings from our financial services businesses.

       18                                 Form 8-K March 9, 1995

*****************************************************************
                    DEBT TO EQUITY ANALYSIS
     AT&T Consolidated and AT&T Excluding Financial Services
                     In Billions of Dollars

     45
          #D                    #D
          #D         #D         #D
          #D         #D         #D
     30   #D   @D    #D   @D    #D
          #D   @D    #D   @D    #D
          #D   @D    #D   @D    #D   @D
          #E   @D    #D   @D    #D   @D
     15   #E   @E    #D   @D    #E   @E
          #E   @E    #E   @E    #E   @E
          #E   @E    #E   @E    #E   @E
      0   #E   @E    #E   @E    #E   @E
            1992       1993       1994
         53.1%  40.8%  64.4%  49.1%  58.3% 34.1%  Debt Ratio
     ------------------------------------------------
 D: Debt
 E: Equity

 #: AT&T Consolidated
 @: AT&T excluding Financial Services

Most of AT&T's debt supports our financial services.  Our long-term goal is a 30%
debt ratio for AT&T excluding financial services.  We are currently above that ratio because of McCaw's capital structure and our heavy investment program to take advantage of current opportunities and build a stronger AT&T for the future.
Accounting changes reduced our equity in 1993.
************************************************************************************

FINANCING ACTIVITIES AND CAPITALIZATION

Capital requirements due to the growth of our financial services and leasing business will continue to grow in 1995.
     Much of the financing activity shown on our cash flows statement
relates to refinancing activities.   For example, in 1992 and 1993 we
took advantage of favorable levels of interest rates to extend debt maturities by refinancing a substantial amount of long-term debt. In 1994 we refinanced McCaw's debt.
     In the normal course of our business, we use certain derivative financial instruments, mainly interest rate contracts and foreign currency exchange rate contracts for purposes other than trading. The interest rate contracts allow us to limit the effects of changing interest rates and protect our margins on existing transactions. The foreign currency contracts and options allow us to manage our exposure to changing currency exchange rates. We design our credit policies to limit the risks of dealing with other parties to these instruments.
In our view, the risks to AT&T from our use of these derivative financial instruments are small and our benefits include more stable earnings in periods when interest rates or currency exchange rates are changing.

       19                                 Form 8-K March 9, 1995

     For the past three years we have issued new shares of common stock in our shareowner and employee plans. The dilution in earnings per share from new issuances was not material.
     We sell equity interests in AT&T subsidiaries only when opportunities or circumstances warrant. We have no current plans to sell material interests in subsidiaries.
     The ratio of total debt and preferred stock to total capital (total debt, preferred stock and equity) declined to 58.3% at December 31, 1994, compared with 64.4% at December 31, 1993, primarily because of higher equity from 1994 earnings. Excluding financial services and leasing operations, the debt ratio declined to 34.1% at December 31, 1994, compared with 49.1% at December 31, 1993.

       20                                 Form 8-K March 9, 1995

REPORT OF MANAGEMENT
Management is responsible for the preparation, integrity and objectivity of the financial statements and all other financial information included in this report. Management is also responsible for maintaining a system of internal controls as a fundamental requirement for the operational and financial integrity of results.
   The financial statements, which reflect the consolidated accounts of AT&T and subsidiaries, and other financial information shown were prepared in conformity with generally accepted accounting principles. Estimates included in the financial statements were based on judgments of qualified personnel.
   To maintain its system of internal controls, management carefully selects key personnel and establishes the organizational structure to provide an appropriate division of responsibility. We believe it is essential to conduct business affairs in accordance with the highest ethical standards as set forth in the AT&T Code of Conduct. These guidelines and other informational programs are designed and used to ensure that policies, standards and managerial authorities are understood throughout the organization. Our internal auditors monitor compliance with the system of internal controls by means of an annual plan of internal audits. On an ongoing basis, the system of internal controls is reviewed, evaluated and revised as necessary in light of the results of constant management oversight, internal and independent audits, changes in AT&T's business and other conditions.
   Management believes that the system of internal controls, taken as a whole, provides reasonable assurance that (1) financial records are adequate and can be relied upon to permit the preparation of financial statements in conformity with generally accepted accounting principles, and (2) access to assets occurs only in accordance with management's authorizations.
   The Audit Committee of the Board of Directors, which is composed of directors who are not employees, meets periodically with management, the internal auditors and the independent auditors to review the manner in which these groups of individuals are performing their responsibilities and to carry out the Audit Committee's oversight role with respect to auditing, internal controls and financial reporting matters. Periodically, both the internal auditors and the independent auditors meet privately with the Audit Committee. These auditors also have access to the Audit Committee and its individual members at any time.

       21                                 Form 8-K March 9, 1995

   The financial statements in this annual report have been audited by Coopers & Lybrand L.L.P., Independent Auditors. Their audits were conducted in accordance with generally accepted auditing standards and include consideration of the internal control structure and selective tests of transactions. Their report follows.





Richard W. Miller                 Robert E. Allen
Executive Vice President,         Chairman of the Board,
Chief Financial Officer           Chief Executive Officer


REPORT OF INDEPENDENT AUDITORS
To the Shareowners of AT&T Corp.:
  We have audited the consolidated balance sheets of AT&T Corp. and subsidiaries (AT&T) at December 31, 1994 and 1993, and the related consolidated statements of income and cash flows for the years ended December 31, 1994, 1993 and 1992. These financial statements are the responsibility of AT&T's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AT&T at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for the years ended December 31, 1994, 1993 and 1992, in conformity with generally accepted accounting principles.
  As discussed in Note 2 to the financial statements, in 1993 AT&T changed its methods of accounting for postretirement benefits, postemployment benefits and income taxes.


Coopers & Lybrand L.L.P.



1301 Avenue of the Americas
New York, New York
January 24, 1995

       22                                 Form 8-K March 9, 1995

CONSOLIDATED STATEMENTS OF INCOME                AT&T CORP. AND SUBSIDIARIES
                                                     Years Ended December 31

Dollars in millions (except per share amounts)    1994      1993      1992

SALES AND REVENUES
Telecommunications services                    $43,425   $41,623   $40,968
Products and systems                            21,161    17,925    16,579
Rentals and other services                       7,391     7,299     7,206
Financial services and leasing                   3,117     2,504     1,894
TOTAL REVENUES                                  75,094    69,351    66,647

COSTS
Telecommunications services
  Access and other interconnection costs        17,797    17,772    18,186
  Other costs                                    7,466     7,623     7,553

Total telecommunications services               25,263    25,395    25,739
Products and systems                            13,273    10,966     9,976
Rentals and other services                       3,629     3,563     3,366
Financial services and leasing                   2,152     1,711     1,310
TOTAL COSTS                                     44,317    41,635    40,391

GROSS MARGIN                                    30,777    27,716    26,256

OPERATING EXPENSES
Selling, general and administrative expenses    19,637    18,037    16,704
Research and development expenses                3,110     3,111     2,924
TOTAL OPERATING EXPENSES                        22,747    21,148    19,628

OPERATING INCOME                                 8,030     6,568     6,628
Other income -- net                                236       476       163
Loss on sale of stock by subsidiary                  -         9         -
Interest expense                                   748     1,032     1,153

INCOME BEFORE INCOME TAXES AND
  CUMULATIVE EFFECTS OF
  ACCOUNTING CHANGES                             7,518     6,003     5,638
Provision for income taxes                       2,808     2,301     2,196
Income before cumulative
  effects of accounting changes                  4,710     3,702     3,442
Cumulative effects on prior years
  of changes in accounting for:
  Postretirement benefits (net of income
    tax benefit of $4,294)                           -    (7,023)        -
  Postemployment benefits (net of income
    tax benefit of $681)                             -    (1,128)        -
  Income taxes                                       -    (1,457)        -
Cumulative effects of accounting changes             -    (9,608)        -

NET INCOME (LOSS)                              $ 4,710   $(5,906)  $ 3,442
Weighted average common
  shares outstanding (millions)                  1,564     1,547     1,519
PER COMMON SHARE:
Income before cumulative effects
  of accounting changes                        $  3.01   $  2.39   $  2.27
Cumulative effects of accounting changes             -     (6.21)        -
NET INCOME (LOSS)                              $  3.01   $ (3.82)  $  2.27
The notes on pages 25 through 48 are an integral part of the consolidated financial statements.

       23                                 Form 8-K March 9, 1995

CONSOLIDATED BALANCE SHEETS                      AT&T CORP. AND SUBSIDIARIES
                                                              At December 31

Dollars in millions (except per share amount)               1994      1993

ASSETS
Cash and temporary cash investments                      $ 1,208   $   671
Receivables, less allowances of $1,251 and $1,040
  Accounts receivable                                     13,671    12,294
  Finance receivables                                     14,952    11,370
Inventories                                                3,633     3,222
Deferred income taxes                                      3,030     2,079
Other current assets                                       1,117       732
TOTAL CURRENT ASSETS                                      37,611    30,368

Property, plant and equipment -- net                      22,035    21,015
Licensing costs -- net                                     4,251     3,995
Investments                                                2,708     3,060
Finance receivables                                        4,513     3,815
Prepaid pension costs                                      4,151     3,575
Other assets                                               3,993     3,565
TOTAL ASSETS                                             $79,262   $69,393

LIABILITIES AND DEFERRED CREDITS
Accounts payable                                         $ 6,011   $ 4,853
Payroll and benefit-related liabilities                    4,105     3,802
Postretirement and postemployment
  benefit liabilities                                      1,029     1,301
Debt maturing within one year                             13,666    11,063
Dividends payable                                            518       448
Other current liabilities                                  5,601     4,587
TOTAL CURRENT LIABILITIES                                 30,930    26,054

Long-term debt including capital leases                   11,358    11,802
Postretirement and postemployment
  benefit liabilities                                      8,754     9,083
Other liabilities                                          4,285     4,363
Deferred income taxes                                      3,913     2,231
Unamortized investment tax credits                           232       270
Other deferred credits                                       776       263
TOTAL LIABILITIES AND DEFERRED CREDITS                    60,248    54,066

MINORITY INTERESTS                                         1,093       648
REDEEMABLE PREFERRED STOCK                                     -     1,305

COMMON SHAREOWNERS' EQUITY
Common shares par value $1 per share                       1,569     1,547
  Authorized shares:  2,000,000,000
  Outstanding shares: 1,569,006,000 at December 31, 1994;
                      1,546,518,000 at December 31, 1993
Additional paid-in capital                                15,825    14,324
Guaranteed ESOP obligation                                  (305)     (355)
Foreign currency translation adjustments                     145       (32)
Retained earnings (deficit)                                  687    (2,110)
TOTAL COMMON SHAREOWNERS' EQUITY                          17,921    13,374

TOTAL LIABILITIES AND SHAREOWNERS' EQUITY                $79,262   $69,393

The notes on pages 25 through 48 are an integral part of the consolidated financial statements.

       24                                 Form 8-K March 9, 1995

CONSOLIDATED STATEMENTS OF CASH FLOWS            AT&T CORP. AND SUBSIDIARIES
                                                     Years Ended December 31

Dollars in millions                               1994      1993      1992

OPERATING ACTIVITIES
Net income (loss)                              $ 4,710   $(5,906)  $ 3,442
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Cumulative effects of accounting changes         -     9,608         -
    Depreciation and licensing
      cost amortization                          4,039     4,082     3,825
    Provision for uncollectibles                 1,929     1,665     1,983
    (Increase) in accounts receivable           (2,672)   (2,211)   (1,577)
    (Increase) decrease in inventories            (392)     (444)      549
    Increase (decrease) in accounts payable      1,125      (295)       46
    Net (increase) decrease in other operating
      assets and liabilities                      (356)   (1,272)   (1,595)
    Other adjustments for noncash items -- net     573     2,197     1,363
NET CASH PROVIDED BY OPERATING ACTIVITIES        8,956     7,424     8,036

INVESTING ACTIVITIES
Capital expenditures net of proceeds from
  sale or disposal of property, plant and
  equipment of $451, $241 and $250              (4,853)   (4,296)   (4,328)
Increase in finance receivables,
  net of lease-related repayments of
  $3,384, $3,512 and $3,316                     (4,616)   (3,484)   (3,878)
Net (increase) decrease in investments            (159)     (453)       33
Acquisitions, net of cash acquired                 144      (228)     (308)
Other investing activities -- net                 (271)     (204)     (125)
NET CASH USED IN INVESTING ACTIVITIES           (9,755)   (8,665)   (8,606)

FINANCING ACTIVITIES
Proceeds from long-term debt issuance            6,134     4,386     3,368
Retirements of long-term debt                   (5,637)   (5,879)   (3,732)
Issuance of common shares                          976     1,053       703
Dividends paid                                  (1,870)   (1,774)   (1,748)
Increase in short-term borrowings -- net         1,747     2,586     1,341
Other financing activities -- net                  (36)       25      (162)
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES                           1,314       397      (230)

Effect of exchange rate changes on cash             22         3        26

Net increase (decrease) in cash and
  temporary cash investments                       537      (841)     (774)
Cash and temporary cash investments at
   beginning of year                               671     1,512     2,286

Cash and temporary cash investments at
   end of year                                 $ 1,208   $   671   $ 1,512

The notes on pages 25 through 48 are an integral part of the consolidated financial statements.

       25                                 Form 8-K March 9, 1995

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AT&T CORP. AND SUBSIDIARIES (AT&T)

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
CONSOLIDATION
OWNERSHIP OF AFFILIATES             ACCOUNTING METHOD
More than 50%                       Fully consolidated
20% to 50%                          Equity method
Less than 20%                       Cost method

The fiscal year of essentially all AT&T operations ends December 31.

CURRENCY TRANSLATION
For operations outside of the U.S. that prepare financial statements in currencies other than the U.S. dollar, we translate income statement amounts at average exchange rates for the year, and we translate assets and liabilities at year-end exchange rates. We show these translation adjustments as a separate component of shareowners' equity.

REVENUE RECOGNITION
REVENUE FROM                        BASIS OF RECOGNITION
Telecommunications Services         Minutes of traffic processed
                                      and contracted fees
Products and Systems                Upon performance of
                                      contractual obligations
Rentals and Other Services          Proportionately over contract
                                      period or as services are
                                      performed
Financial Services and Leasing      Over the life of the finance
                                      receivables using the
                                      interest method, or straight-
                                      line over life of operating
                                      lease

SOFTWARE PRODUCTION COSTS
Until technological feasibility is established, we expense as incurred the costs of developing computer software that we plan to sell, lease or otherwise market. After that time, we capitalize the remaining software production costs and amortize them to costs over the estimated period of sales and revenues.

INTEREST EXPENSE
Interest expense is the interest on short-term and long-term debt and accrued liabilities, excluding the interest related to our financial services operations, which is included in cost of financial services and leasing, and net of interest capitalized in connection with construction.

INVESTMENT TAX CREDITS
For financial reporting purposes, we amortize investment tax credits as a reduction to the provision for income taxes over the useful lives of the property that produced the credits.

       26                                 Form 8-K March 9, 1995

EARNINGS PER SHARE
We use the weighted average number of shares of common stock and common stock equivalents outstanding during each period to compute earnings per common share. Common stock equivalents are stock options that we assume to be exercised for the purposes of this computation.

TEMPORARY CASH INVESTMENTS
We consider temporary cash investments to be cash equivalents for cash flow reporting purposes. They are highly liquid and have original maturities generally of three months or less.

INVENTORIES
We state inventories at the lower of cost or market. We determine cost principally on a first-in, first-out (FIFO) basis.

PROPERTY, PLANT AND EQUIPMENT
We state property, plant and equipment at cost and determine depreciation using either the group or unit method. The unit method is used primarily for factory facilities, laboratory equipment, large computer systems, and certain international earth stations and submarine cables. The group method is used for most other depreciable assets. When we sell assets that were depreciated using the unit method, we include the gains or losses in operating results. When we sell or retire plant that was depreciated using the group method, we deduct the original cost from the plant account and from accumulated depreciation.
  We use accelerated depreciation methods for factory facilities and digital equipment used in the telecommunications network, except switching equipment placed in service before 1989. All other plant and equipment is depreciated on a straight-line basis.
  In our wireless services unit, depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are generally 10 to 12 years for cellular, 2 to 12 years for messaging, 3 to 12 years for air-to-ground and 3 to 5 years for other equipment. Leasehold improvements are amortized using the straight-line method over the terms of the leases.

LICENSING COSTS
Licensing costs represent costs incurred to develop or acquire cellular and messaging licenses. Generally, amortization begins with the commencement of service to customers and is computed using the straight-line method over a period of 40 years.

GOODWILL
Goodwill is the difference between the purchase price and the fair value of net assets acquired in business combinations treated as purchases. We amortize goodwill on a straight-line basis over the periods benefited, principally in the range of 10 to 40 years.

RECLASSIFICATIONS
We reclassified certain amounts for previous years to conform with the 1994 presentation.

       27                                 Form 8-K March 9, 1995

2.CHANGES IN ACCOUNTING PRINCIPLES
POSTRETIREMENT BENEFITS
We adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993. This standard requires us to accrue estimated future retiree benefits during the years employees are working and accumulating these benefits. Previously, we expensed health care benefits as claims were incurred and life insurance benefits as plans were funded.
  We also reimburse the divested regional Bell companies for a portion of their costs to provide health care benefits, increases in pensions and other benefits to predivestiture retirees under the terms of the Divestiture Plan of Reorganization. Through 1992 we expensed these reimbursements as incurred.
  We recorded a one-time pretax charge for the unfunded portions of these liabilities of $11,317 million ($7,023 million or $4.54 per share after taxes). Apart from these cumulative effects on prior years of the accounting change, our change in accounting had no material effect on net income and it does not affect cash flows.

POSTEMPLOYMENT BENEFITS
We also adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1993. Analogous to SFAS No. 106, this standard requires us to accrue for estimated future postemployment benefits, including separation payments, during the years employees are working and accumulating these benefits, and for disability payments when the disabilities occur. Before this change in accounting, we recognized costs for separations when they were approved and disability benefits when they were paid.
  We recorded a one-time pretax charge for the unprovided portion of these liabilities of $1,809 million ($1,128 million or $0.73 per share after taxes). The change in accounting reduced operating income by $301 million and net income by $171 million ($0.11 per share) in 1993. This change does not affect cash flows.

INCOME TAXES
We also adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993. Among other provisions, this standard requires us to compute deferred tax amounts using the enacted corporate income tax rates for the years in which the taxes will be paid or refunds received. Before 1993 our deferred tax accounts reflected the rates in effect when we made the deferrals.
  The adoption of this standard reduced net income by $1,457 million ($0.94 per share) as a result of deferred liabilities that were created by McCaw Cellular Communications, Inc. acquisitions prior to the merger. Apart from these cumulative effects on prior years of the accounting change, the new accounting method had no material effect on net income in 1993. Unless Congress changes tax rates, we do not expect this change to affect net income materially in future periods. This change does not affect cash flows.

       28                                 Form 8-K March 9, 1995

3.PROSPECTIVE ACCOUNTING CHANGES
IMPAIRED LOANS
In 1995 we must adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This standard requires us to compute present values for impaired loans when determining our allowances for credit losses. We do not expect this new standard to affect net income materially at or after adoption, and it will not affect cash flows.

4.MERGER WITH MCCAW CELLULAR COMMUNICATIONS, INC. (MCCAW)
On September 19, 1994, AT&T merged with McCaw. As a result, 197.5 million shares of McCaw common stock were converted into shares of AT&T common stock at an exchange ratio of one share of AT&T common stock for each McCaw share. In addition, AT&T assumed 11.3 million McCaw stock options which were converted into AT&T stock options at the same exchange ratio, resulting in 11.3 million additional AT&T stock options at an average exercise price of $27.43. The merger was accounted for as a pooling of interests, and the consolidated financial statements were restated for all periods prior to the merger to include the accounts and operations of McCaw. Intercompany transactions prior to 1994 were not eliminated due to immateriality. Merger-related expenses of $246 million incurred in 1994
($187 million net of taxes) were reported as selling, general and administrative expenses. Certain reclassifications were made to McCaw's accounts to conform to AT&T's presentation. Premerger operating results of the companies in the current presentation were:

                         NINE MONTHS                YEAR
                            ENDED                   ENDED
                         SEPTEMBER 30,           DECEMBER 31,
Dollars in millions         1994             1993          1992
SALES AND REVENUES
AT&T                     $ 52,178         $ 67,156      $ 64,904
McCaw                       2,062            2,195         1,743
Eliminations                 (256)              -             -
Total                    $ 53,984         $ 69,351      $ 66,647

NET INCOME (LOSS)
AT&T                     $  3,431         $ (3,794)     $  3,807
McCaw                          34           (2,112)*        (365)
Eliminations                  (93)              -             -
Total                    $  3,372         $ (5,906)     $  3,442

* Includes a charge of $45 million previously reported as an extraordinary item for the early redemption of debt.

       29                                 Form 8-K March 9, 1995

5.SUPPLEMENTARY FINANCIAL INFORMATION
SUPPLEMENTARY INCOME STATEMENT INFORMATION
DOLLARS IN MILLIONS                           1994     1993     1992

INCLUDED IN COSTS
Amortization of software production costs   $  370   $  359   $  315
Amortization of licensing costs                115      108      105

COST OF FINANCIAL SERVICES AND LEASING
Interest expense                            $  725   $  506   $  485
Depreciation, provision for losses, etc.     1,427    1,205      825
Cost of financial services and leasing      $2,152   $1,711   $1,310

INCLUDED IN SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Amortization of goodwill                    $   97   $   89   $   80

OTHER INCOME - NET
Interest income                             $   80   $  141   $  167
Royalties and dividends                         30       59       48
Minority interests in earnings
  of subsidiaries                              (64)      (9)      40
Miscellaneous - net                            190      285      (92)
Other income - net                          $  236   $  476   $  163

DEDUCTED FROM INTEREST EXPENSE
Capitalized interest                        $   47   $   72   $   62

       30                                 Form 8-K March 9, 1995

SUPPLEMENTARY BALANCE SHEET INFORMATION
DOLLARS IN MILLIONS AT DECEMBER 31,           1994     1993

INVENTORIES
Completed goods                            $ 2,022  $ 1,927
Work in process and raw materials            1,611    1,295
Inventories                                $ 3,633  $ 3,222

PROPERTY, PLANT AND EQUIPMENT
Land and improvements                      $   761  $   757
Buildings and improvements                   9,240    8,608
Machinery, electronic and other equipment   35,981   33,930
Total property, plant and equipment         45,982   43,295
Less: Accumulated depreciation              23,947   22,280
Property, plant and equipment--net         $22,035  $21,015

INVESTMENTS
Accounted for by the equity method         $ 2,314  $ 2,603
Stated at cost or fair value                   394      457
Investments                                $ 2,708  $ 3,060

OTHER ASSETS
Unamortized software production costs      $   483  $   499
Unamortized goodwill                         1,007    1,359
Deferred charges                               746      270
Other                                        1,757    1,437
Other assets                               $ 3,993  $ 3,565

DEBT MATURING WITHIN ONE YEAR
Commercial paper                           $10,777  $ 8,761
Long-term debt                               2,535    2,019
Long-term lease obligations                     30       52
Other                                          324      231
Debt maturing within one year              $13,666  $11,063

       31                                 Form 8-K March 9, 1995

SUPPLEMENTARY CASH FLOW INFORMATION

DOLLARS IN MILLIONS                           1994     1993     1992
Interest payments net of
  amounts capitalized                      $ 1,280  $ 1,640  $ 1,510
Income tax payments                          2,047    1,733      727

  The following table displays the non-cash items excluded from the consolidated statements of cash flows:

Dollars in millions                           1994     1993     1992

Machinery and equipment acquired under
  capital lease obligations                $    13  $    15  $    60

EXCHANGE OF STOCK
Net assets                                 $     2  $   (43)       -
Investments                                      -      260        -
Licenses                                       134       96        -
                                           $   136  $   313        -
ACQUISITION ACTIVITIES
Net receivables                            $    24  $   (19) $  (131)
Inventories                                    (10)      (1)     (48)
Property, plant and equipment                    3     (132)     (82)
Licensing costs                                (79)       5      (75)
Accounts payable                                (8)       7       37
Short-term and long-term debt                   47        3       93
Other operating assets and liabilities - net   167      (91)    (102)
Net non-cash items consolidated                144     (228)    (308)
Net cash received from (used for)
  acquisitions                             $   144  $  (228) $  (308)

6.BUSINESS RESTRUCTURING AND OTHER CHARGES
Our $498 million in provisions for business restructuring in 1993 covered $227 million of costs at AT&T Global Information Solutions (including, in millions, $137 for special termination benefits, $43 for closing facilities, $18 for employee relocation, $19 for contractual obligations and $10 for other related expenses). We also provided $215 million for restructuring customer support functions for telecommunications services (including, in millions, $55 for employee relocation, $25 for outplacement costs, $30 for legal matters, and $105 for closing facilities, lease terminations and asset abandonments associated with centralizing support services). The remaining provisions consist of $23 million related to closing plants for manufacturing telecommunications network systems, and $33 million for employee relocation, outplacement services and legal liabilities related to restructuring operations that service the U.S. federal government. These amounts were recorded as $13 million in costs of products and systems, $90 million as costs of other services, $373 million as selling, general and administrative expenses and $22 million as research and development expenses.
   We believe that the balance of reserves for business restructuring activities, $894 million at December 31, 1994, is adequate for the completion of those activities.
       32                                 Form 8-K March 9, 1995

7.OTHER INCOME-NET
In June 1993 we sold our remaining 77% interest in UNIX System Laboratories, Inc. to Novell, Inc. (Novell) in exchange for approximately 3% of Novell's common stock. Our gain on the sale was $217 million.
  We sold our remaining interest in Compagnie Industriali Riunite S.p.A. in 1993 for a slight gain. We reduced the carrying value of that investment by $68 million in 1992 because of a sustained decline in its market value.

8.SALE OF STOCK BY SUBSIDIARY
In August 1993 AT&T Capital Corporation (AT&T Capital) sold 5,750,000 shares of common stock in an initial public offering and approximately 850,000 shares of common stock in a management offering. That was about 14% of the shares outstanding, so our ownership is now about 86%. The shares were sold at $21.50 per share, yielding net proceeds of $115 million excluding $18 million of recourse loans attributable to the management offering. Because of these loans, we recorded a $9 million loss on the sale. When the loans are collected by the year 2000, we expect to report a net $6 million gain from this sale of stock.

9.INCOME TAXES
This table shows the principal reasons for the difference between the effective tax rate and the United States federal statutory income tax rate:

Dollars in millions                          1994     1993     1992

U.S. federal statutory income tax rate         35%      35%      34%
Federal income tax at statutory rate       $2,631   $2,101   $1,917
Amortization of investment tax credits        (33)     (92)    (221)
State and local income taxes, net of
  federal income tax effect                   296      287      243
Amortization of intangibles                    20       24      110
Foreign rate differential                      36       45       75
Taxes on repatriated and accumulated
  foreign income, net of tax credits          (71)     (20)      67
Research credits                              (66)     (47)     (18)
Capital loss carryforward                       -        -      (13)
Effect of tax rate change on
  deferred tax assets                           -      (23)       -
Other differences-net                          (5)      26       36
Provision for income taxes                 $2,808   $2,301   $2,196
Effective income tax rate                    37.3%    38.3%    39.0%

       33                                 Form 8-K March 9, 1995

  The U.S. and foreign components of income before income taxes and the provision for income taxes are presented in this table:

Dollars in millions                          1994     1993     1992

INCOME BEFORE INCOME TAXES
United States                              $6,841   $5,705   $5,308
Foreign                                       677      298      330
                                           $7,518   $6,003   $5,638
PROVISION FOR INCOME TAXES
CURRENT
Federal                                    $1,618   $  925   $  533
State and local                               300      206      142
Foreign                                       225      169      215
                                           $2,143   $1,300   $  890
DEFERRED
Federal                                    $  488   $  910   $1,384
State and local                               155      212      225
Foreign                                        60      (41)     (85)
                                           $  703   $1,081   $1,524
Deferred investment tax credits -- net*       (38)     (80)    (218)
Provision for income taxes                 $2,808   $2,301   $2,196
*Net of amortization of $33 in 1994, $92 in 1993 and $221 in 1992.

  Deferred tax liabilities are taxes we expect to pay in future periods. Similarly, deferred tax assets are taxes we expect to get refunded in future periods. Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities. Deferred tax liabilities (assets) consist of the following:

Dollars in millions                                   1994      1993

LONG-TERM DEFERRED INCOME TAX LIABILITIES:
  Property, plant and equipment                    $ 5,964   $ 5,620
  Other                                              1,713       964
Total long-term deferred tax liabilities           $ 7,677   $ 6,584

LONG-TERM DEFERRED INCOME TAX ASSETS:
  Business restructuring                           $   479   $   476
  Credit carryforwards                                 166       425
  Employee pensions and other benefits - net         2,618     3,348
  Reserves and allowances                              141       142
  Unamortized investment tax credits                    92       119
  Valuation allowance                                 (178)     (212)
  Other                                                446        55
Total long-term deferred income tax assets         $ 3,764   $ 4,353
Net long-term deferred income tax liabilities      $ 3,913   $ 2,231

       34                                 Form 8-K March 9, 1995

CURRENT DEFERRED INCOME TAX LIABILITIES:
  Other                                            $   110   $    93
Total current deferred income tax liabilities $ 110 $ 93 CURRENT DEFERRED INCOME TAX ASSETS:
  Business restructuring                           $    99   $   191
  Credit carryforwards                                  99         -
  Employee pensions and other benefits               1,166       850
  Reserves and allowances                            1,126       907
  Other                                                650       224
Total current deferred income tax assets           $ 3,140   $ 2,172
Net current deferred income tax assets             $ 3,030   $ 2,079

  This table shows the principal sources of deferred taxes in 1992:

Dollars in millions                                   1992

Property, plant and equipment                       $  992
Business restructuring charges                         218
Employee pensions and other benefits                   234
Reserves and allowances                                108
Other timing differences - net                         (28)
Deferred income taxes                               $1,524

10.LEASES
AS LESSOR
We provide financing on sales of our products and those of other companies and lease our products to customers under sales-type leases. This table displays our net investment in direct financing and sales-type leases:

Dollars in millions at December 31           1994     1993

Minimum lease payments receivable          $5,414   $4,226
Estimated unguaranteed residual values        593      543
Unearned income                            (1,006)    (797)
Allowance for credit losses                  (127)    (110)
Net investment                             $4,874   $3,862

  This table shows the scheduled maturities for our $5,414 million minimum lease payments receivable on these leases at December 31, 1994:
              1995     1996     1997     1998     1999  Later Years
            $1,689   $1,402   $1,143     $659     $309     $212

       35                                 Form 8-K March 9, 1995

  We lease airplanes, energy-producing facilities and transportation equipment under leveraged leases having original terms ranging from 10 to 30 years, expiring in various years from 1995 through 2025.
This table shows our net investment in leveraged leases:

Dollars in millions at December 31           1994     1993

Rentals receivable (net of principal
 and interest on nonrecourse notes)        $  967   $1,010
Estimated residual value
 of leased property                           781      782
Unearned and deferred income                 (472)    (537)
Allowance for credit losses                   (30)     (22)
Investment in leveraged leases              1,246    1,233
Deferred taxes                             (1,066)    (994)
Net investment                             $  180   $  239

  We lease land, buildings and equipment to others through operating leases, the majority of which are cancelable. This table shows our net investment in operating leases:

Dollars in millions at December 31           1994     1993

Assets leased to others                    $2,129   $2,694
Less: Accumulated depreciation                817    1,230
Net investment                             $1,312   $1,464

This table shows the $977 million of future minimum rentals receivable under noncancelable operating leases at December 31, 1994:

              1995     1996     1997     1998     1999  Later Years
              $354     $201     $104      $46      $32      $240

AS LESSEE
We lease land, buildings and equipment through contracts that expire in various years through 2025. Our rental expense under operating leases, in millions, was $1,098 in 1994, $1,095 in 1993 and $1,168 in
1992. The table below shows our future minimum lease payments due under noncancelable leases at December 31, 1994. Such payments total $2,968 million for operating leases. The net present value of such payments on capital leases was $105 million after deducting estimated executory costs of $1 million and imputed interest of $15 million.

                1995     1996     1997     1998     1999  Later Years
Operating
 leases         $579     $445     $370     $301     $250    $1,023
Capital
 leases           52       30       21       10        5         3
Minimum lease
  payments      $631     $475     $391     $311     $255    $1,026

       36                                 Form 8-K March 9, 1995

11.SHAREOWNERS' EQUITY
                                                Foreign
                                   Additional   Currency    Retained
                            Common   Paid-in   Translation  Earnings
Dollars in millions         Shares   Capital   Adjustments  (Deficit)
At December 31, 1991        $1,491   $12,670      $ 158     $ 4,116
1992
Net income                       -         -          -       3,442
Dividends declared               -         -          -      (1,759)
Shares issued:
  Under employee plans          14       307          -           -
  Under shareowner plans        10       402          -           -
  Other                          -         2          -           -
  For merger with Teradata      11       103          -           -
Teradata balance recorded        -         -          -        (178)
Shares repurchased               -        (2)         -           -
Translation adjustments          -         -        (93)          -
Other changes                    -         3          -          23
At December 31, 1992         1,526    13,485         65       5,644
1993
Net income                       -         -          -      (5,906)
Dividends declared               -         -          -      (1,780)
Shares issued:
  Under employee plans           6       183          -           -
  Under shareowner plans         8       450          -           -
  Other                          7       208          -           -
Shares repurchased               -        (4)         -           -
Translation adjustments          -         -        (97)          -
Other changes                    -         2          -         (68)
At December 31, 1993         1,547    14,324        (32)     (2,110)
1994
Net income                       -         -          -       4,710
Dividends declared               -         -          -      (1,940)
Shares issued:
  Under employee plans          11       538          -           -
  Under shareowner plans         8       424          -           -
  To acquire licenses            3       133          -           -
Shares repurchased               -        (2)         -           -
Preferred stock redemption       -       408          -           -
Translation adjustments          -         -        177           -
Other changes                    -         -          -          27
At December 31, 1994        $1,569   $15,825      $ 145     $   687

In 1992 we recorded the retained earnings of Teradata Corporation (Teradata) as of January 1, after making adjustments associated with the merger. In September 1991 NCR Corporation (NCR) issued 6.3 million shares of NCR common stock in connection with the merger with AT&T. The shares were converted into approximately 17.9 million shares of our common stock upon consummation of the merger.
  In March 1990 we issued 13.4 million new shares of common stock in connection with the establishment of an ESOP feature for the nonmanagement savings plan. The shares are being allocated to plan participants over ten years commencing in July 1990 as contributions are made to the plan.

       37                                 Form 8-K March 9, 1995

  We have 100 million authorized shares of preferred stock at $1 par value. No preferred stock is currently issued or outstanding.

12.LONG-TERM DEBT OBLIGATIONS
This table shows the outstanding long-term debt obligations in millions at December 31:

Interest Rates          Maturities                   1994      1993
DEBENTURES
4 3/8% to 4 3/4%        1996-1999                 $   750   $   750
5 1/8% to 6%            2000-2001                     500       500
8% to 9%                2008-2031                   1,700     1,676

NOTES
4 1/4% to 7 3/4%        1995-2009                   6,291     3,605
7 4/5% to 8 19/20%      1995-2004                     348       445
9% to 13%               1995-2020                     373       616
Variable rate           1995-2054                   3,187     6,072
                                                   13,149    13,664
Long-term lease obligations                           105       163
Other                                                 739        89
Less: Unamortized discount-net                         69        43
                                                   13,924    13,873
Less: Amounts maturing within one year              2,566     2,071
Total long-term obligations                       $11,358   $11,802

  This table shows the maturities, at December 31, 1994, of the $13,149 million in debentures and notes:

              1995     1996     1997     1998     1999  Later Years
            $2,535   $2,115   $1,197   $1,288   $1,396    $4,618

  A consortium of lenders provides revolving credit facilities of $7 billion to AT&T and $2 billion to AT&T Capital. These facilities are intended for general corporate purposes, which include support for AT&T's and AT&T Capital's commercial paper. They were unused at December 31, 1994.

13.EMPLOYEE BENEFIT PLANS
PENSION PLANS
We sponsor noncontributory defined benefit plans covering the majority of our employees. Benefits for management employees are principally based on career-average pay. Benefits for occupational employees are not directly pay-related.
  Pension contributions are principally determined using the aggregate cost method and are primarily made to trust funds held for the sole benefit of plan participants. We compute pension cost using the projected unit credit method and assumed a long-term rate of return on plan assets of 9.0% in 1994, 1993 and 1992.

       38                                 Form 8-K March 9, 1995

Pension cost includes the following components:

Dollars in millions                          1994     1993     1992
Service cost--benefits earned during
  the period                              $   669  $   536  $   452
Interest cost on projected benefit
  obligation                                2,400    2,294    2,225
Amortization of unrecognized prior
  service costs                               230      251      346
Credit for expected return on plan
  assets*                                  (3,260)  (3,110)  (2,973)
Amortization of transition asset             (501)    (500)    (502)
Charges for special pension options             -       74       11
Net pension cost (credit)                 $  (462) $  (455) $  (441)
*The actual return on plan assets was $601 in 1994, $5,068 in 1993 and $2,153 in 1992.

  This table shows the funded status of the defined benefit plans:

Dollars in millions at December 31                    1994     1993
Actuarial present value of accumulated
  benefit obligation, including vested benefits
  of $26,315 and $28,027, respectively             $28,778  $30,804

Plan assets at fair value                          $40,150  $41,291
Less: Actuarial present value of projected
  benefit obligation                                30,090   32,495
Excess of assets over projected benefit obligation  10,060    8,796
Unrecognized prior service costs                     2,319    2,052
Unrecognized transition asset                       (3,460)  (3,960)
Unrecognized net gain                               (4,982)  (3,504)
Net minimum liability of nonqualified plans            (93)    (122)
Prepaid pension costs                              $ 3,844  $ 3,262

  We used these rates and assumptions to calculate the projected benefit obligation:

At December 31                                        1994     1993
Weighted-average discount rate                        8.7%     7.5%
Rate of increase in future
  compensation levels                                 5.0%     5.0%

  The prepaid pension costs shown above are net of pension liabilities for plans where accumulated plan benefits exceed assets. Such liabilities are included in other liabilities in the consolidated balance sheets.
  We are amortizing over approximately 15.9 years the unrecognized transition asset related to our 1986 adoption of SFAS No. 87, "Employers' Accounting for Pensions." We amortize prior service costs primarily on a straight-line basis over the average remaining service period of active employees. Our plan assets consist primarily of listed stocks (including $216 million and $378 million of AT&T common stock at December 31, 1994 and 1993, respectively), corporate and governmental debt, real estate investments, and cash and cash equivalents.

       39                                 Form 8-K March 9, 1995

SAVINGS PLANS
We sponsor savings plans for the majority of our employees. The plans allow employees to contribute a portion of their pretax and/or after-tax income in accordance with specified guidelines. We match a percentage of the employee contributions up to certain limits. Our contributions in millions amounted to $357 in 1994, $351 in 1993 and $334 in 1992.

14.POSTRETIREMENT BENEFITS
Our benefit plans for retirees include health care benefits, life insurance coverage and telephone concessions. This table shows the components of the net postretirement benefit cost:

Dollars in millions                                    1994     1993

Service cost--benefits earned during the period       $ 108    $  95
Interest cost on accumulated postretirement
  benefit obligation                                    852      868
Expected return on plan assets *                       (242)    (180)
Amortization of unrecognized prior service costs         14       29
Charge for special options                                -       29
Net postretirement benefit cost                       $ 732    $ 841
* The actual return on plan assets was ($30) in 1994 and $243 in 1993.

  We did not restate our 1992 financial statements to reflect the change in accounting for retiree benefits. This table shows our actual postretirement benefit costs on a pay-as-you-go basis in 1992:

Dollars in millions                                   1992

Cost of health care benefits for retirees             $532
Cost of life insurance benefits for retirees             3
Cost of telephone concessions and other benefits        39
Payments to regional Bell companies
  for predivestiture retirees                          145
Postretirement benefit cost                           $719

  We had approximately 144,900 retirees in 1994, 142,200 in 1993 and 141,200 in 1992.
  Our plan assets consist primarily of listed stocks, corporate and governmental debt, cash and cash equivalents and life insurance contracts. This table shows the funded status of our postretirement benefit plans reconciled with the amounts recognized in the consolidated balance sheet:

       40                                 Form 8-K March 9, 1995

Dollars in millions at December 31                     1994     1993

Accumulated postretirement benefit obligation:
  Retirees                                          $ 7,861  $ 8,912
  Fully eligible active plan participants               822      885
  Other active plan participants                      1,745    2,084
Accumulated postretirement benefit obligation        10,428   11,881
Plan assets at fair value                             3,291    2,918
Unfunded postretirement obligation                    7,137    8,963
Less:
  Unrecognized prior service cost                       (46)     210
  Unrecognized net (gain) loss                         (633)     558
Accrued postretirement benefit obligation           $ 7,816  $ 8,195

  We made these assumptions in valuing our postretirement benefit
obligation at December 31,:                            1994     1993

Weighted-average discount rate                          8.8%     7.5%
Expected long-term rate of return
  on plan assets                                        9.0%     9.0%
Assumed rate of increase in the per
  capita cost of covered health care benefits           8.6%     9.4%

  We assumed that the growth in the per capita cost of covered health care benefits (the health care cost trend rate) would gradually decline after 1994 to 5.7% by the year 2021 and then remain level. This assumption greatly affects the amounts reported. To illustrate, increasing the assumed trend rate by 1% in each year would raise our accumulated postretirement benefit obligation at December 31, 1994 by $577 million and our 1994 postretirement benefit costs by $58 million.

15.STOCK OPTIONS
In our Long-Term Incentive Program, we grant stock options, stock appreciation rights (SARs), either in tandem with stock options or free-standing, and other awards. On January 1 of each year, 0.6% of the outstanding shares of our common stock become available for grant. The exercise price of any stock option is equal to or greater than the stock price when the option is granted. When granted in tandem, exercise of an option or SAR cancels the other to the extent of such exercise. Before our mergers with McCaw, NCR and Teradata, stock options were granted under the separate stock option plans of those companies. No new options can be granted under those plans.

       41                                 Form 8-K March 9, 1995

Option transactions are shown below:

Number of Shares                       1994        1993        1992

Balance at January 1             38,011,478  36,777,098  37,267,956
Options assumed in merger
  with Teradata                           -           -   1,848,642
Options granted                   5,803,142   7,261,355   7,580,568
Options and SARs exercised       (2,498,132) (5,766,132) (9,504,536)
Average price                        $25.04      $23.93      $13.66
Options forfeited                (1,031,687)   (260,843)   (415,532)
At December 31:
Options outstanding              40,284,801  38,011,478  36,777,098
Average price                        $36.61      $33.52      $28.53
Options exercisable              28,010,381  24,063,837  23,759,421
Shares available for grant       22,014,728  25,264,307  22,614,535

  During 1994, 41,300 SARs were exercised and no SARs were granted. At December 31, 1994 881,385 SARs remained unexercised and all of these were exercisable.

       42                                 Form 8-K March 9, 1995

16.SEGMENT INFORMATION
INDUSTRY SEGMENTS
Our operations in the global information movement and management industry involve providing wireline and wireless telecommunications services, business information processing systems, and other systems, products and services that combine communications and computers. Our operations in the financial services and leasing industry involve direct financing and finance leasing programs for our products and the products of other companies, leasing products to customers under operating leases and being in the general-purpose credit card business. Miscellaneous other activities, including the distribution of computer equipment through retail outlets, in the aggregate, represent less than 10% of revenues, operating income and identifiable assets and are included in the information movement and management segment. Revenues between industry segments are not material.

Dollars in millions                           1994     1993     1992

REVENUES
Information movement and management        $71,977  $66,847  $64,753
Financial services and leasing               3,117    2,504    1,894
                                           $75,094  $69,351  $66,647

OPERATING INCOME
Information movement and management        $ 8,188  $ 6,839  $ 7,200
Financial services and leasing                 394      339      193
Corporate and nonoperating                  (1,064)  (1,175)  (1,755)
Income before income taxes                 $ 7,518  $ 6,003  $ 5,638

ASSETS
Information movement and management        $56,551  $51,971  $50,661
Financial services and leasing              21,462   17,033   14,003
Corporate assets                             1,714    1,104    1,849
Eliminations                                  (465)    (715)    (409)
                                           $79,262  $69,393  $66,104

DEPRECIATION AND AMORTIZATION
Information movement and management        $ 4,193  $ 4,271  $ 4,046
Financial services and leasing                 440      431      352

CAPITAL EXPENDITURES
Information movement and management        $ 4,237  $ 3,831  $ 3,710
Financial services and leasing                 609      457      633

TOTAL LIABILITIES
Financial services and leasing             $19,463  $15,329  $12,250

       43                                 Form 8-K March 9, 1995

GEOGRAPHIC SEGMENTS
Transfers between geographic areas are on terms and conditions comparable with sales to external customers. The methods followed in developing the geographic area data require the use of estimation techniques and do not take into account the extent to which product development, manufacturing and marketing depend upon each other.
Thus the information may not be indicative of results if the geographic areas were independent organizations.

Dollars in millions                         1994      1993      1992

REVENUES - EXTERNAL CUSTOMERS
United States                            $67,769   $63,775   $60,977
Other geographic areas                     7,325     5,576     5,670
                                         $75,094   $69,351   $66,647
TRANSFERS BETWEEN GEOGRAPHIC AREAS
(ELIMINATED IN CONSOLIDATION)
United States                            $ 1,679   $ 1,374   $ 1,077
Other geographic areas                     1,291     1,125       911
                                         $ 2,970   $ 2,499   $ 1,988
OPERATING INCOME (LOSS)
United States                            $ 8,732   $ 7,425   $ 7,441
Other geographic areas                      (150)     (247)      (48)
Corporate and nonoperating                (1,064)   (1,175)   (1,755)

Income before income taxes               $ 7,518   $ 6,003   $ 5,638

ASSETS
United States                            $69,718   $63,194   $60,409
Other geographic areas                     9,361     6,901     5,373
Corporate assets                           1,714     1,104     1,849
Eliminations                              (1,531)   (1,806)   (1,527)
                                         $79,262   $69,393   $66,104

  Data on other geographic areas pertain to operations that are located outside of the U.S. Our revenues from all international activities, including those in the table, international telecommunications services and exports, provided 25.2% of consolidated revenues in 1994.
  Business restructuring and other charges were taken primarily in the information movement and management segment and the U.S. geographic area. Corporate assets are principally cash and temporary cash investments.

17.FINANCIAL INSTRUMENTS
In the normal course of business we use various financial instruments, including derivative financial instruments, for purposes other than trading. These instruments include commitments to extend credit, letters of credit, guarantees of debt, interest rate swap and cap agreements, and foreign currency exchange contracts. By their nature all such instruments involve risk including the credit risk of non-performance by counterparties, and our maximum potential loss may exceed the amount recognized in our balance sheet. As is customary for these types of instruments, we usually do not require collateral or other security from other parties to these instruments. However, because we control our
       44                                 Form 8-K March 9, 1995

exposure to credit risk through credit approvals, credit limits and monitoring procedures, we believe that our reserves for losses are adequate.

COMMITMENTS TO EXTEND CREDIT
We participate in the general-purpose credit card business through AT&T Universal Card Services Corp., a wholly owned subsidiary. We purchase essentially all cardholder receivables under an agreement with the Universal Bank, a subsidiary of Synovus Financial Corporation, which issues the cards. At December 31, the unused portion of available credit was approximately $75,445 million in 1994 and $64,864 million in 1993. This represents the receivables we would need to purchase if all Universal Card accounts were used up to their full credit limits. The potential risk of loss associated with, and the estimated fair values of, the unused credit lines are not considered to be significant.

LETTERS OF CREDIT
Letters of credit are purchased guarantees that ensure our performance or payment to third parties in accordance with specified terms and conditions.

GUARANTEES OF DEBT
From time to time, we guarantee the financing for product purchases by customers outside the U.S., and the debt of certain unconsolidated joint ventures.

INTEREST RATE SWAP AND CAP AGREEMENTS
We enter into interest rate contracts to manage our exposure to changes in interest rates and lower our overall costs of financing. We enter into swap agreements to manage the fixed/floating mix of our debt portfolio to reduce aggregate risk to interest rate movements. These agreements involve the exchange of floating rate for fixed rate payments without the exchange of the underlying principal amount. Fixed interest rate payments are at rates ranging from 3.8% to 8.2%. Floating rate payments are based on rates tied to prime, LIBOR or U.S. Treasury bills. Interest rate differentials paid or received under these swap contracts are recognized over the life of the contracts as adjustments to the effective yield of the underlying debt.
  We pay premiums for cap agreements to protect us from rising interest rates on our floating rate debt. There is no market risk of loss beyond the premiums paid, which are amortized over the life of the agreement. The weighted average remaining term of the agreements is 5 years for swap contracts and 2 years for caps.

FOREIGN EXCHANGE
We enter into foreign currency exchange contracts, including forward, option and swap contracts, to manage our exposure to changes in currency exchange rates, principally Canadian dollars, Deutsche marks, pounds sterling and Japanese yen. The use of derivative financial instruments allows us to reduce our exposure to the risk that the eventual dollar net cash inflows resulting from the sale of products to foreign customers and purchases from foreign suppliers
       45                                 Form 8-K March 9, 1995

will be adversely affected by changes in exchange rates. Our foreign exchange contracts almost entirely hedge firmly committed purchases and sales. These transactions are generally expected to occur in less than one year. Deferred gains and losses are recognized when the future sales or purchases are recognized or immediately if the commitment is canceled. At December 31, 1994, deferred unrealized gains, based on dealer quoted prices, were $51 million and deferred unrealized losses were $55 million.

FAIR VALUES OF FINANCIAL INSTRUMENTS INCLUDING DERIVATIVE FINANCIAL
INSTRUMENTS
The tables below show the valuation methods and the carrying or notional amounts and estimated fair values of material financial instruments held or issued for purposes other than trading:

Financial instrument                  Valuation method
Universal Card finance receivables    Carrying amounts. These accrue
                                        interest at a prime-based
                                        rate.
All other finance receivables         Future cash flows discounted at
                                        market rates.
Debt excluding capital leases         Market quotes or based on rates
                                        available to us for debt with
                                        similar terms and maturities.
Letters of credit                     Fees paid to obtain the
                                        obligations.
Guarantees of debt                    Costs to terminate agreements.
Interest rate swap agreements         Net gains or losses to
                                        terminate agreements.
Interest rate cap agreements          Costs to obtain agreements.
Foreign exchange contracts            Market quotes.

Dollars in millions                       1994              1993
                                 Carrying   Fair   Carrying    Fair
                                  Amount    Value   Amount     Value
ON BALANCE SHEET INSTRUMENTS
Assets:
Finance receivables
  other than leases               $13,553  $13,528  $10,320   $10,337
Liabilities:
Debt excluding capital leases      24,920   24,449   22,702    23,032
                                Contract/         Contract/
                                 Notional   Fair   Notional    Fair
                                   Amount   Value    Amount    Value

OFF BALANCE SHEET
Interest rate swap agreements     $ 4,423     $115  $ 3,835     $(37)
Interest rate cap agreements        1,333        2    1,640        4
Foreign exchange:
  Forward contracts                 1,573      (17)     783       (3)
  Swap contracts                      340       10      361        5
  Purchased option contracts            -        -       41        1
Letters of credit                     834        2      680        -
Guarantees of debt                    423        -      455        -

       46                                 Form 8-K March 9, 1995

18.CONTINGENCIES
In the normal course of business we are subject to proceedings, lawsuits and other claims, including proceedings under government laws and regulations related to environmental and other matters.
Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, we are unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 1994. While these matters could affect the operating results of any one quarter when resolved in future periods, we believe that after final disposition, any monetary liability or financial impact to us beyond that provided for at year-end would not be material to our annual consolidated financial statements.

19.AT&T CREDIT HOLDINGS, INC.
In connection with a March 31, 1993, legal restructuring of AT&T Capital Holdings, Inc. (formerly AT&T Capital Corporation), we issued a direct, full and unconditional guarantee of all the outstanding public debt of AT&T Credit Holdings, Inc. (formerly AT&T Credit Corporation).
  AT&T Credit Holdings, Inc. holds the majority of AT&T's investment in AT&T Capital and the lease finance assets of the former AT&T Credit Corporation. The table below shows summarized consolidated financial information for AT&T Credit Holdings, Inc., which consolidates the accounts of AT&T Capital. The summarized financial information includes transactions with AT&T that are eliminated in consolidation.

Dollars in millions                              1994    1993    1992

Total revenue                                  $1,437  $1,432  $1,351
Interest expense                                  302     284     293
Selling, general and administrative expense       387     329     309
Income before cumulative effect of
  change in accounting                             92      70     100
Cumulative effect on prior years of change in
  accounting for income taxes (SFAS No. 109)        -      22       -
Net income                                         92      48     100
Finance receivables                            $7,726  $6,220
Net investment in operating lease assets          903     978
Total assets                                    9,468   7,886
Total debt                                      5,682   4,639
Total liabilities                               8,299   6,867
Minority interest                                 270     251
Total shareowners' equity                         899     768

In some cases, AT&T Capital securitizes finance receivables, subject to limited recourse provisions. In the unlikely event that all such receivables had become uncollectible and subject to recourse, our exposure was $353 million at December 31, 1994 and $347 million at December 31, 1993. We record liabilities for the amounts we expect to actually reimburse.

       47                                 Form 8-K March 9, 1995

20.PREFERRED STOCK REDEMPTION
On June 24, 1994, LCH Communications (LCH), a subsidiary of LIN Broadcasting Corporation (LIN), redeemed all $1.3 billion of its outstanding redeemable preferred stock held by Comcast Cellular Communications, Inc. in exchange for all of the capital stock of one of LCH's subsidiaries.
  As a result of the redemption, we eliminated the net assets and recorded a gain on the sale of assets of $12 million and a tax benefit of $74 million. The $784 million difference between the book value of the preferred stock and the fair value of the assets exchanged was recorded as $408 million of additional paid-in capital and $376 million of minority interests.

21.PRIVATE MARKET VALUE GUARANTEE
Under the Private Market Value Guarantee (PMVG) between McCaw and its 52%-owned subsidiary, LIN, a process began on January 1, 1995, to determine the private market price per share of LIN. The private market value is defined as the price per share, including control premium, that an unrelated third party would pay if it were to acquire all the outstanding shares of LIN, including the shares held by McCaw, in an arm's-length transaction and assuming that LIN was being sold in a manner to attract all possible participants and to maximize shareholder value. Using that definition, the private market value is being determined by Morgan Stanley & Co. Incorporated, designated as McCaw's appraiser, and by Lehman Brothers Inc. and Bear, Stearns & Co., designated jointly as the LIN independent directors' appraiser, and if necessary by a third-party appraiser. After the price is determined, McCaw will have 45 days to decide whether to proceed with the acquisition of all the public shares of LIN at that price, subject to the approval of the LIN public shareholders, or to put LIN in its entirety up for sale under the direction of the LIN independent directors. Such a sale would also be subject to approval by the LIN public shareholders.

       48                                 Form 8-K March 9, 1995

22.QUARTERLY INFORMATION (UNAUDITED)
Dollars in millions
(except per share amounts)     First    Second     Third    Fourth
1994
Total revenues               $17,097   $18,238   $18,649   $21,110
Gross margin                   6,967     7,406     7,765     8,639
Net income                     1,074     1,248     1,050     1,338
Per common share:
  Net income                     .69       .80       .67       .85
  Dividends declared             .33       .33       .33       .33
Stock price*:
  High                        57 1/8    57 1/8    55 7/8    55 1/4
  Low                         50 5/8    49 1/2    52 1/2    47 1/4
  Quarter-end close           51 1/4    53 3/8    54        50 1/4
1993
Total revenues               $16,199   $16,857   $17,225   $19,070
Gross margin                   6,491     6,785     6,941     7,499
Income before cumulative
  effects of accounting
  changes                        922       982     1,022       776
Net income (loss)             (8,686)      982     1,022       776
Per common share:
  Income before cumulative
  effects of accounting
  changes                        .60       .64       .66       .50
  Net income (loss)            (5.65)      .64       .66       .50
  Dividends declared             .33       .33       .33       .33
Stock price*:
  High                        59 1/8    63 7/8    65        61 3/8
  Low                         50 1/8    53 3/4    57 3/8    52
  Quarter-end close           56 3/4    63        58 7/8    52 1/2
* Stock prices obtained from the Composite Tape.

  The number of weighted average shares outstanding increases as we issue new common shares for employee plans, shareowner plans and other purposes. For this reason, the sum of quarterly earnings per common share may not be the same as earnings per common share for the year, and the per share effects of unusual items in a quarter may differ from the per share effects of those same items for the year.
  In the third quarter of 1994, we recorded $227 million of costs ($169 million net of taxes) related to the McCaw merger primarily consisting of legal and investment banking fees and bonus pool funding.
  In the second quarter of 1993, we recorded $278 million in provisions for business restructuring activities. The effect of these provisions was offset by the $217 million gain from selling UNIX System Laboratories, Inc. and other miscellaneous credits. In the fourth quarter of 1993, we recorded a $190 million provision for business restructuring at AT&T Global Information Solutions Company, which reduced net income by $119 million ($0.08 per share).
       49                                 Form 8-K March 9, 1995



Item 7.  Financial Statements and Exhibits.

     (c)  Exhibits.

          Exhibit
          Number
          -------

            23      Consent of Coopers & Lybrand L.L.P.

            27      Financial Data Schedule

       50                                 Form 8-K March 9, 1995









                                    SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.









                                         AT&T Corp.





                                    By:  S.L. Prendergast
                                         Vice President and Treasurer








March 8, 1995

       51                                 Form 8-K March 9, 1995





                                   EXHIBIT INDEX



          Exhibit
          Number
          -------

            23      Consent of Coopers & Lybrand L.L.P.

            27      Financial Data Schedule

